Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2001 relating to the consolidated financial statements, which appear in the 2000 Annual Report to Shareholders, which is incorporated by reference in the Corporate Property Associates 12 Incorporated and Subsidiaries' Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated March 13, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, New York
June 12, 2001